FOR IMMEDIATE RELEASE
DATE: April 23, 2015

HERITAGE FINANCIAL ANNOUNCES FIRST QUARTER RESULTS
AND DECLARES REGULAR CASH DIVIDEND

•
Diluted earnings per common share were $0.32 for the quarter ended March 31, 2015 compared to $0.16 for the prior year quarter ended March 31, 2014 and $0.24 for the linked-quarter ended December 31, 2014.

•	Return on average assets increased to 1.15% for the quarter ended March 31, 2015 compared to 0.83% for the linked-quarter ended December 31, 2014.

•	Return on average tangible common equity increased to 11.98% for the quarter ended March 31, 2015 compared to 8.85% for the quarter ended December 31, 2014.

•	Heritage declared a cash dividend of $0.11 per common share, an increase of 10% from $0.10 for the cash dividend paid in the quarter ended March 31, 2015.

•
Noncovered loans receivable, net of allowance for loan losses, increased $45.7 million, or 2.2% (8.8% on an annualized basis), to $2.15 billion at March 31, 2015 from $2.10 billion at December 31, 2014.

•	Non-maturity deposits increased $41.3 million, or 1.7%, to $2.42 billion at March 31, 2015 from $2.38 billion at December 31, 2014.

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported that the Company had net income of $9.8 million for the quarter ended March 31, 2015 compared to net income of $2.5 million for the quarter ended March 31, 2014 and $7.3 million for the linked-quarter ended December 31, 2014. Net income for the quarter ended March 31, 2015 was $0.32 per diluted common share compared to $0.16 per diluted common share for the quarter ended March 31, 2014 and $0.24 per diluted common share for the linked-quarter ended December 31, 2014.

Mr. Vance commented, “The first quarter of 2015 represents our first quarterly performance largely absent of the merger-related expenses that we have had for the last several quarters, and we are pleased with the overall results. We are seeing the results we anticipated when we announced our merger with Washington Banking Company. We see these results in critical performance metrics such as return on average assets, return on average tangible common equity, and earnings per share. In addition, the benefits from the synergies of the merger are evidenced by an efficiency ratio which decreased to 63.5% in the first quarter."

"We were pleased with noncovered loan growth of 2.2% during the quarter while at the same time improving overall credit quality which was achieved largely by managing some poorer quality loans out of our portfolio. We remain positive about continuing positive performance metrics of the combined company and the economic environment in which we operate."

"Finally, we are also pleased to announce another increase in our regular dividend to $0.11 which is an increase of 10% from the dividend in the first quarter of this year."

Balance Sheet

The Company’s total assets increased $1.6 million to $3.459 billion at March 31, 2015 from $3.458 billion at December 31, 2014. Although total assets increased only slightly, there was a change in the mix of interest earning assets and interest bearing liabilities during the quarter ended March 31, 2015. As a percentage of total assets, total loans receivable, net of allowance for loan losses, increased to 65.3% at March 31, 2015 from 64.3% at December 31, 2014 while interest earning deposits decreased to 0.6% of total assets at March 31, 2015 from 1.4% at December 31, 2014.

Total loans receivable, net of allowance for loan losses, increased $37.2 million, or 1.7%, to $2.26 billion at March 31, 2015 from $2.22 billion at December 31, 2014. The increase was due to an increase of $45.7 million in noncovered loans receivable, net of allowance for loan losses, to $2.15 billion at March 31, 2015 from $2.10 billion at December 31, 2014. Noncovered loans include loans originated by Heritage Bank as well as other noncovered loans obtained in mergers and acquisitions. This increase was partially offset by a decrease of $8.5 million, or 7.0%, in covered loans receivable, net of allowance for loan losses, to $112.1 million at March 31, 2015 from $120.6 million at December 31, 2014. Covered loans are loans acquired through FDIC-assisted transactions which are covered by FDIC shared-loss agreements. These balances are expected to continue to decline substantially over the next few quarters.

Jeffrey J. Deuel, President & Chief Operating Officer of Heritage Bank, commented, “We continue to make positive progress with the integration process and all conversion-related projects are essentially complete at this point. We are now focused on refining processes, strengthening the cross-selling framework between the various business lines, and further developing our position in the Seattle metro market as well as working on expense improvements throughout the organization."

"The 8.8% annualized noncovered loan growth in the first quarter continues to highlight the potential of the combined footprint. The loan pipeline is quite strong and we can feel the momentum building in the whole organization as we look forward to the balance of 2015. It is gratifying to see the growth in loans and deposits which is a direct result of a lot of hard work by everyone on the team."

Total deposits increased $6.1 million to $2.912 billion at March 31, 2015 from $2.906 billion at December 31, 2014. Non-maturity deposits as a percentage of total deposits increased to 83.2% at March 31, 2015 from 81.9% at December 31, 2014. The increase in this ratio was primarily due to a $43.4 million, or 5.5%, increase in NOW accounts to $836.8 million at March 31, 2015 from $793.4 million at December 31, 2014 and a $35.2 million, or 6.7%, decrease in certificates of deposit to $490.2 million as of March 31, 2015 from $525.4 million as of December 31, 2014.

Total stockholders’ equity increased $8.0 million, or 1.8%, to $462.5 million at March 31, 2015 from $454.5 million at December 31, 2014. This increase was primarily due to net income of $9.8 million and an increase of $2.8 million in accumulated other comprehensive income, net for the quarter ended March 31, 2015, partially offset by cash dividends of $3.0 million. The Company and Heritage Bank continue to maintain capital levels significantly in excess of the applicable regulatory requirements for them to be categorized as “well-capitalized”. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2015 of 10.6%, 13.4% and 14.4%, respectively, as compared to 10.2%, 13.9%, and 15.1%, respectively, at December 31, 2014. Effective during the first quarter of 2015, the Company is required to present its common equity Tier 1 risk-based capital ratio in accordance with Basel III, which was 12.6% at March 31, 2015.

Credit Quality

The allowance for loan losses on noncovered loans increased $164,000 to $22.3 million at March 31, 2015 from $22.2 million at December 31, 2014 reflecting provision for loan losses of $1.3 million partially offset by $1.1 million in net charge-offs recognized during the quarter ended March 31, 2015. Nonperforming noncovered loans to total noncovered loans decreased to 0.34% at March 31, 2015 from 0.35% at December 31, 2014. Nonaccrual noncovered loans decreased $58,000 to $7.45 million ($1.7 million guaranteed by government agencies) at March 31, 2015 from $7.51 million ($1.6 million guaranteed by government agencies) at December 31, 2014. The slight decrease was due to $618,000 of net principal reductions, $249,000 of charge-offs and $149,000 of transfers to accrual status, offset partially by $958,000 of additions to nonaccrual noncovered loans.

The allowance for loan losses to nonperforming noncovered loans was 299.48% at March 31, 2015 compared to 294.98% at December 31, 2014. Potential problem noncovered loans were $100.4 million at March 31, 2015 compared to $117.3 million at December 31, 2014. The $16.8 million decrease was primarily due to loan grade improvements of

$15.1 million, net loan payments of $7.1 million and net transfers of $331,000 to nonaccrual status, offset partially by the addition of $5.9 million of loans graded as potential problem loans during the period.

The allowance for loan losses on noncovered loans to total noncovered loans, net was 1.03% at March 31, 2015 and 1.04% at December 31, 2014. The Company believes that its allowance for loan losses is appropriate to provide for probable incurred credit losses based on an evaluation of known and inherent risks in the loan portfolio at March 31, 2015. Included in the carrying value of noncovered loans are net discounts from mergers and acquisitions which would be utilized if any principal losses were experienced on the related loans. The remaining net discounts on noncovered loans at March 31, 2015 were $21.5 million.

Nonperforming noncovered assets were $8.8 million ($1.7 million guaranteed by government agencies), or 0.26% of total noncovered assets, at March 31, 2015, compared to $9.7 million ($1.6 million guaranteed by government agencies), or 0.29% of total noncovered assets, at December 31, 2014. Other real estate owned increased $739,000 to $4.1 million at March 31, 2015 (of which $2.8 million was covered by FDIC shared-loss agreements) from $3.4 million at December 31, 2014 (of which $1.2 million was covered by FDIC shared-loss agreements). During the quarter ended March 31, 2015, three covered loans were transferred to other real estate owned resulting in additions of $1.7 million. The Company also sold two noncovered properties and one covered property resulting in proceeds of $589,000 and losses of $70,000 and recorded $330,000 of valuation adjustments to noncovered other real estate owned during the three months ended March 31, 2015.

Operating Results
Net interest income increased $15.9 million, or 95.2%, to $32.7 million for the quarter ended March 31, 2015 compared to $16.7 million for the same period in 2014 and decreased $4.1 million, or 11.2%, from $36.8 million for the linked-quarter ended December 31, 2014. The increase in net interest income for the first quarter of fiscal 2015 compared to the same period in fiscal 2014 was primarily due to Heritage's merger with Washington Banking Company ("Washington Banking Merger") which was completed on May 1, 2014. The decrease in net interest income for the current quarter compared to the linked-quarter was primarily due to a decrease in interest income on loans as a result of a decrease in incremental accretion income.
Heritage’s net interest margin for the quarter ended March 31, 2015 decreased 17 basis points to 4.31% from 4.48% for the same period in 2014 and decreased 43 basis points from 4.74% in the linked-quarter ended December 31, 2014. The decrease in net interest margin from the comparable period in the prior year is primarily due to the lower contractual loan note rates. The decrease in net interest margin from the linked-quarter is primarily the result of lower incremental accretion income recorded during the quarter ended March 31, 2015.
The following table presents the net interest margin and effect of the incremental accretion on purchased loans for the periods presented below:

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net interest margin, excluding incremental accretion on purchased loans (1)	3.87%	3.86%	4.23%
Impact on net interest margin from incremental accretion on purchased loans (1)	0.44%	0.88%	0.25%
Net interest margin	4.31%	4.74%	4.48%

(1)
The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes. This income results from the discount established at the time these loan portfolios were acquired and modified quarterly as a result of cash flow re-estimation.

The net interest margin, excluding incremental accretion on purchased loans, decreased to 3.87% for the quarter ended March 31, 2015 from 4.23% for the same period in 2014 and increased slightly from 3.86% for the linked-quarter ended December 31, 2014. The increase from the linked-quarter is due to the change in the earnings asset mix (higher ratio of loans and investments to interest earning assets and a lower ratio of interest earning deposits to interest earning assets) partially offset by lower contractual loan note rates. Yields on loans, excluding incremental accretion on purchased loans, decreased to 4.92% for the quarter ended March 31, 2015 from 5.22% for the same period in 2014 and decreased from 5.04% for the linked-quarter ended December 31, 2014.
The provision for loan losses on noncovered loans was $1.3 million for the quarter ended March 31, 2015 compared to $(21,000) for the quarter ended March 31, 2014 and $1.3 million for the linked-quarter ended December 31, 2014.

The provision for loan losses on covered loans was $(77,000) for the quarter ended March 31, 2015 compared to $479,000 for the same period in the prior year and $1.5 million for the linked-quarter ended December 31, 2014.

As of the dates of the completion of each of the mergers and acquisitions, acquired loans were recorded at their estimated fair value, including our estimate of future expected cash flows until the ultimate resolution of these credits. As reflected in the table below, incremental accretion income from acquired loans was $3.3 million for the quarter ended March 31, 2015 compared to $935,000 for the quarter ended March 31, 2014 and $6.8 million for the linked-quarter ended December 31, 2014. The increase for the quarter ended March 31, 2015 compared to the same period in 2014 was due to the increase in incremental accretion income from the Washington Banking Merger. The decrease in incremental accretion income from the linked-quarter was the result of the recognition of an increased amount of incremental accretion during the quarter ended December 31, 2014 as a result of significant amounts of payoffs and workouts as well as some adjustments to prior accretion estimates relating to the loans obtained in the Washington Banking Merger.

For the quarter ended March 31, 2015, the Company recognized $(193,000) of change in the FDIC indemnification asset compared to $(37,000) and $(2.0) million for the quarters ended March 31, 2014 and December 31, 2014, respectively.

The following table illustrates the earnings impact associated with the Company’s acquired loan portfolios:

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
	(in thousands)
Incremental accretion income over stated note rate (1)	$3,324	$6,839	$935
Change in FDIC indemnification asset	(193)	(1,968)	(37)
Provision for loan losses	(433)	(1,951)	(258)
Pre-tax earnings impact	$2,698	$2,920	$640

(1)
The incremental accretion income represents the amount of income recorded on the purchased loans in excess of the contractual stated interest rate in the individual loan notes. This income results from the discount established at the time these loan portfolios were acquired and modified quarterly as a result of cash flow re-estimation.

Donald J. Hinson, Executive Vice President and Chief Financial Officer, commented, “Incremental accretion income continues to be at elevated levels due to the amounts of loan prepayments in the acquired portfolios. The income for the first quarter was slightly higher than the expected range of $2 million to $3 million, which is still the range we expect over the next few quarters.”
"The net interest margin before incremental accretion income increased slightly from the prior quarter. This was achieved through the leveraging of the balance sheet. However, loan yields continue to experience downward pressure as a result of the continued low rate environment. The Company will continue to focus on growth of earnings assets in order to mitigate the lower loan yields."

Noninterest income was $8.3 million for the quarter ended March 31, 2015 compared to $2.3 million for the same period in 2014 and $3.9 million for the linked-quarter ended December 31, 2014. The increase in the quarter ended March 31, 2015 compared to prior periods was due to a $1.7 million gain on the sale of the merchant Visa portfolio (included in the "other income" category), an increase in gain on sale of loans, net and an increase in gain on sale of investment securities, net. The increase in noninterest income for the quarter ended March 31, 2015 from the same period in 2014 was also the result of the Washington Banking Merger, which generated an increase in service charges and other fees of $1.9 million. The $4.4 million increase from the linked-quarter was also due to an increase from the change in FDIC indemnification asset of $1.8 million.

The FDIC indemnification asset decreased $424,000 to $692,000 at March 31, 2015 from $1.1 million at December 31, 2014. Of this decrease, $231,000 was related to claims made for losses under the shared-loss agreements and $124,000 was related to amortization. For the linked-quarter ended December 31, 2014, the Company recorded a $1.6 million valuation adjustment. The shared-loss agreements on non-single family loans covering $104.2 million of covered loans at March 31, 2015 will expire in the second and third quarters of 2015. Therefore, a valuation adjustment was recognized in the prior period for previously estimated losses for which claims are not expected to be made prior to the expiration of the shared-loss agreements.

Noninterest expense was $26.0 million for the quarter ended March 31, 2015 compared to $14.8 million for the quarter ended March 31, 2014 and $29.2 million for the linked-quarter ended December 31, 2014. The $11.3 million increase for the quarter ended March 31, 2015 from the same period in 2014 was primarily due to the Washington Banking Merger. The decrease of $3.2 million in noninterest expense from the linked-quarter was due primarily to decreases in expenses related to post-conversion cost savings realized in the Washington Banking Merger partially offset by an increase of $935,000 in expenses related to other real estate owned.

Income tax expense was $4.0 million for the quarter ended March 31, 2015 compared to $1.3 million for the comparable quarter in 2014 and $1.3 million for the linked-quarter ended December 31, 2014. The increases in income tax expense was primarily due to the increase in pre-tax income. For the linked-quarter ended December 31, 2014, the $2.7 million increase was partially due to a $728,000 income tax benefit realized during the linked quarter related to the resolution of a tax position previously taken by Washington Banking Company.

Dividend

On April 22, 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per common share payable on May 21, 2015 to shareholders of record on May 7, 2015.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on April 23, 2015 at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1074 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay through May 7, 2015, by dialing (800) 475-6701 -- access code 357073.

About Heritage Financial
Heritage Financial Corporation is an Olympia-based bank holding company with Heritage Bank, a full-service commercial bank, as its sole wholly-owned banking subsidiary. Heritage Bank has a branching network of 66 banking offices in Washington and Oregon. Heritage Bank also does business under the Central Valley Bank name in the Yakima and Kittitas counties of Washington and under the Whidbey Island Bank name on Whidbey Island. Heritage’s stock is traded on the NASDAQ Global Select Market under the symbol “HFWA”. More information about Heritage Financial Corporation can be found on its website at www.hf-wa.com and more information about Heritage Bank can be found on its website at www.heritagebanknw.com.

Contact:
Brian L. Vance, President & Chief Executive Officer, (360) 943-1500
Donald J. Hinson, Executive Vice President & Chief Financial Officer, (360) 943-1500

Non-GAAP Financial Measures

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures in addition to results presented in accordance with GAAP. These measures include tangible common stockholders' equity, tangible book value per share and tangible common stockholders' equity to tangible assets. Tangible common stockholders' equity (tangible book value) excludes goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results and facilitate comparison of our performance with the performance of our peers. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures. Reconciliations of the GAAP and non-GAAP financial measures are presented below.

	March 31, 2015	December 31, 2014	March 31, 2014
	(in thousands)
Stockholders' equity	$462,526	$454,506	$216,417
Less: goodwill and other intangible assets	129,391	129,918	30,824
Tangible common stockholders' equity	$333,135	$324,588	$185,593

Total assets	$3,459,349	$3,457,750	$1,662,473
Less: goodwill and other intangible assets	129,391	129,918	30,824
Tangible assets	$3,329,958	$3,327,832	$1,631,649

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated, including: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets, which may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to increase our allowance for loan losses; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; risks related to acquiring assets in or entering markets in which we have not previously operated and may not be familiar; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated statements of financial condition; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our expansion strategy of pursuing acquisitions and denovo branching; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired including those from the Cowlitz Bank, Pierce Commercial Bank, Northwest Commercial Bank, Valley

Community Bancshares and Washington Banking Company transactions, or may in the future acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames, or at all, and any goodwill charges related thereto and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, which might be greater than expected; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed from time to time in our filings with the Securities and Exchange Commission including our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar amounts in thousands; unaudited)

	March 31, 2015	December 31, 2014	March 31, 2014
Assets
Cash on hand and in banks	$60,205	$74,028	$40,042
Interest earning deposits	19,859	47,608	114,353
Cash and cash equivalents	80,064	121,636	154,395
Other interest earning deposits	9,364	10,126	15,150
Investment securities available for sale	747,299	742,846	138,794
Investment securities held to maturity	35,425	35,814	39,208
Loans held for sale	8,742	5,582	—
Noncovered loans receivable, net	2,170,693	2,124,877	1,175,563
Allowance for loan losses on noncovered loans	(22,317)	(22,153)	(22,820)
Noncovered loans receivable, net of allowance for loan losses	2,148,376	2,102,724	1,152,743
Covered loans receivable, net	117,621	126,200	61,474
Allowance for loan losses on covered loans	(5,499)	(5,576)	(6,567)
Covered loans receivable, net of allowance for loan losses	112,122	120,624	54,907
Total loans receivable, net	2,260,498	2,223,348	1,207,650
FDIC indemnification asset	692	1,116	3,969
Other real estate owned ($2,772, $1,177 and $182 covered by FDIC shared-loss agreements, respectively)	4,094	3,355	4,284
Premises and equipment, net	64,547	64,938	33,907
Federal Home Loan Bank stock, at cost	12,022	12,188	5,666
Bank owned life insurance	35,346	35,176	—
Accrued interest receivable	10,132	9,836	5,180
Prepaid expenses and other assets	61,733	61,871	23,446
Other intangible assets, net	10,362	10,889	1,459
Goodwill	119,029	119,029	29,365
Total assets	$3,459,349	$3,457,750	$1,662,473

Liabilities and Stockholders' Equity
Deposits	$2,912,458	$2,906,331	$1,404,214
Federal Home Loan Bank advances	7,420	—	—
Junior subordinated debentures	19,205	19,082	—
Securities sold under agreement to repurchase	23,177	32,181	28,790
Accrued expenses and other liabilities	34,563	45,650	13,052
Total liabilities	2,996,823	3,003,244	1,446,056

Common stock	363,202	364,741	138,874
Retained earnings	93,140	86,387	78,214
Accumulated other comprehensive income (loss), net	6,184	3,378	(671)
Total stockholders' equity	462,526	454,506	216,417
Total liabilities and stockholders' equity	$3,459,349	$3,457,750	$1,662,473

Common stock, shares outstanding	30,238,591	30,259,838	16,211,537

HERITAGE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Interest income:
Interest and fees on loans	$30,481	$34,698	$16,451
Taxable interest on investment securities	2,684	2,665	639
Nontaxable interest on investment securities	1,033	958	436
Interest and dividends on other interest earning assets	51	118	87
Total interest income	34,249	38,439	17,613
Interest expense:
Deposits	1,318	1,465	854
Junior subordinated debentures	239	173	—
Other borrowings	18	21	18
Total interest expense	1,575	1,659	872
Net interest income	32,674	36,780	16,741
Provision for loan losses on noncovered loans	1,285	1,316	(21)
Provision for loan losses on covered loans	(77)	1,535	479
Total provision for loan losses	1,208	2,851	458
Net interest income after provision for loan losses	31,466	33,929	16,283
Noninterest income:
Service charges and other fees	3,295	3,443	1,398
Merchant Visa income, net	198	237	245
Change in FDIC indemnification asset	(193)	(1,968)	(37)
Gain on sale of investment securities, net	544	33	180
Gain on sale of loans, net	1,135	543	—
Other income	3,366	1,609	521
Total noninterest income	8,345	3,897	2,307
Noninterest expense:
Compensation and employee benefits	14,225	16,265	8,011
Occupancy and equipment	3,691	3,994	2,617
Data processing	1,627	2,266	996
Marketing	633	659	505
Professional services	805	1,013	830
State and local taxes	620	597	249
Impairment loss on investment securities, net	—	—	8
Federal deposit insurance premium	516	603	252
Other real estate owned, net	658	(277)	52
Amortization of intangible assets	527	672	156
Other expense	2,736	3,451	1,103
Total noninterest expense	26,038	29,243	14,779
Income before income taxes	13,773	8,583	3,811
Income tax expense	3,994	1,328	1,268
Net income	$9,779	$7,255	$2,543

Basic earnings per common share	$0.32	$0.24	$0.16
Diluted earnings per common share	$0.32	$0.24	$0.16
Dividends declared per common share	$0.10	$0.25	$0.16

Average number of basic common shares outstanding	30,028,936	30,021,298	16,017,038
Average number of diluted common shares outstanding	30,051,882	30,056,311	16,026,802

HERITAGE FINANCIAL CORPORATION
FINANCIAL STATISTICS
(Dollar amounts in thousands; unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Performance Ratios:
Efficiency ratio	63.48%	71.89%	77.59%
Noninterest expense to average assets, annualized	3.07%	3.36%	3.63%
Return on average assets, annualized	1.15%	0.83%	0.62%
Return on average equity, annualized	8.61%	6.32%	4.74%
Return on average tangible common equity, annualized	11.98%	8.85%	5.52%
Net charge-offs on noncovered loans to average noncovered loans, annualized	0.21%	0.27%	(0.06)%

	As of Period End
	March 31, 2015	December 31, 2014	March 31, 2014
Financial Measures:
Book value per common share	$15.30	$15.02	$13.35
Tangible book value per common share	11.02	10.73	11.45
Stockholders' equity to total assets	13.4%	13.1%	13.0%
Tangible common equity to tangible assets	10.0%	9.8%	11.4%
Common equity Tier 1 capital to risk-weighted assets	12.6%	N/A	N/A
Tier 1 leverage capital to average assets	10.6%	10.2%	11.5%
Tier 1 capital to risk-weighted assets	13.4%	13.9%	15.3%
Total capital to risk-weighted assets	14.4%	15.1%	16.6%
Net loans to deposits ratio	77.9%	76.7%	86.0%
Deposits per branch	$44,128	$44,035	$39,006
Assets per full-time equivalent employees	$4,739	$4,623	$4,644

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Allowance for Noncovered Loan Losses:
Allowance balance, beginning of period	$22,153	$22,220	$22,657
Provision for loan losses	1,285	1,316	(21)
Net (charge-offs) recoveries:
Commercial business	(647)	(1,009)	232
One-to-four family residential	1	—	—
Real estate construction	(106)	(24)	—
Consumer	(369)	(350)	(48)
Total net (charge-offs) recoveries	(1,121)	(1,383)	184
Allowance balance, end of period	$22,317	$22,153	$22,820

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Allowance for Covered Loan Losses:
Allowance balance, beginning of period	$5,576	$6,122	$6,167
Provision for loan losses	(77)	1,535	479
Net charge-offs	—	(2,081)	(79)
Allowance balance, end of period	$5,499	$5,576	$6,567

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Other Real Estate Owned:
Balance, beginning of period	$3,355	$6,872	$4,559
Additions	1,728	889	218
Proceeds from dispositions	(589)	(4,741)	(520)
Gain (loss) on sales, net	(70)	335	27
Valuation adjustments	(330)	—	—
Balance, end of period	$4,094	$3,355	$4,284

	As of Period End
	March 31, 2015	December 31, 2014	March 31, 2014
Nonperforming Noncovered Assets:
Nonaccrual noncovered loans by type:
Commercial business	$4,918	$4,719	$6,433
One-to-four family residential	—	—	334
Real estate construction and land development	2,513	2,652	4,074
Consumer	21	139	699
Total nonaccrual noncovered loans(1)(2)	7,452	7,510	11,540
Other real estate owned, noncovered	1,322	2,178	4,102
Nonperforming noncovered assets	$8,774	$9,688	$15,642

Restructured noncovered performing loans(3)	$16,736	$18,764	$20,442
Accruing noncovered loans past due 90 days or more(4)	—	—	—
Potential problem noncovered loans(5)	100,411	117,250	58,421
Allowance for loan losses on noncovered loans to:
Total noncovered loans, net	1.03%	1.04%	1.94%
Nonperforming noncovered loans	299.48%	294.98%	197.75%
Nonperforming noncovered loans to total noncovered loans	0.34%	0.35%	0.98%
Nonperforming noncovered assets to total noncovered assets	0.26%	0.29%	0.97%

(1)	At March 31, 2015, December 31, 2014 and March 31, 2014, $5.3 million, $4.1 million and $3.9 million of noncovered nonaccrual loans were considered troubled debt restructured loans, respectively.

(2)	At March 31, 2015, December 31, 2014 and March 31, 2014, $1.7 million, $1.6 million and $1.8 million of noncovered nonaccrual loans were guaranteed by government agencies, respectively.

(3)	At March 31, 2015, December 31, 2014 and March 31, 2014, $517,000, $751,000 and $1.2 million of noncovered performing restructured loans were guaranteed by government agencies, respectively.

(4)	There were no accruing noncovered loans past due 90 days or more that were guaranteed by government agencies at March 31, 2015, December 31, 2014 or March 31, 2014.

(5)
Potential problem noncovered loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes the Company concern as to their ability to comply with their loan repayment terms. At March 31, 2015, December 31, 2014 and March 31, 2014, $576,000, $2.0 million and $1.4 million of noncovered potential problem loans were guaranteed by government agencies, respectively. The amount of noncovered potential problem loans related to the Washington Banking Merger was $68.3 million and $77.7 million at March 31, 2015 and December 31, 2014, respectively. There were no Washington Banking loans at March 31, 2014 as the merger occurred on May 1, 2014.

	March 31, 2015		December 31, 2014		March 31, 2014
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Noncovered loans:
Commercial business:
Commercial and industrial	$559,363	25.8%	$551,343	26.0%	$333,216	28.4%
Owner-occupied commercial real estate	558,198	25.7	535,742	25.2	277,652	23.6
Non-owner occupied commercial real estate	631,627	29.1	616,757	29.0	405,848	34.5
Total commercial business	1,749,188	80.6	1,703,842	80.2	1,016,716	86.5
One-to-four family residential	63,944	3.0	63,540	3.0	43,613	3.7
Real estate construction and land development:
One-to-four family residential	42,993	2.0	46,749	2.2	20,436	1.7
Five or more family residential and commercial properties	57,898	2.7	61,360	2.9	54,327	4.6
Total real estate construction and land development	100,891	4.7	108,109	5.1	74,763	6.3
Consumer	256,977	11.8	250,323	11.8	43,093	3.7
Gross noncovered loans	2,171,000	100.1	2,125,814	100.1	1,178,185	100.2
Deferred loan fees, net	(307)	(0.1)	(937)	(0.1)	(2,622)	(0.2)
Noncovered loans, net of deferred fees	2,170,693	100.0%	2,124,877	100.0%	1,175,563	100.0%
Covered loans	117,621		126,200		61,474
Total loans, net of deferred fees	$2,288,314		$2,251,077		$1,237,037

	March 31, 2015		December 31, 2014		March 31, 2014
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Deposit Composition
Noninterest bearing demand deposits	$698,231	24.0%	$709,673	24.4%	$353,043	25.1%
NOW accounts	836,786	28.7	793,362	27.3	350,182	24.9
Money market accounts	518,388	17.8	520,065	17.9	235,541	16.8
Savings accounts	368,808	12.7	357,834	12.3	167,988	12.0
Total non-maturity deposits	2,422,213	83.2	2,380,934	81.9	1,106,754	78.8
Certificates of deposit	490,245	16.8	525,397	18.1	297,460	21.2
Total deposits	$2,912,458	100.0%	$2,906,331	100.0%	$1,404,214	100.0%

	Three Months Ended
	March 31, 2015			March 31, 2014
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands; yields annualized)
Interest Earning Assets:
Loans, net	$2,239,662	$30,481	5.52%	$1,205,416	$16,451	5.53%
Taxable securities	568,887	2,684	1.91	127,863	639	2.03
Nontaxable securities	201,199	1,033	2.08	73,096	436	2.42
Other interest earning assets	66,100	51	0.31	109,826	87	0.32
Total interest earning assets	3,075,848	$34,249	4.52%	1,516,201	$17,613	4.71%
Noninterest earning assets	364,120			136,693
Total assets	$3,439,968			$1,652,894
Interest Bearing Liabilities:
Certificates of deposit	$509,141	$647	0.52%	$301,017	$553	0.75%
Savings accounts	364,857	99	0.11	165,911	40	0.10
Interest bearing demand and money market accounts	1,322,733	572	0.18	582,300	261	0.18
Total interest bearing deposits	2,196,731	1,318	0.24	1,049,228	854	0.33
Junior subordinated debentures	19,146	239	5.06	—	—	—
Securities sold under agreement to repurchase	28,223	18	0.26	27,649	18	0.26
FHLB advances and other borrowings	271	—	0.23	1	—	0.70
Total interest bearing liabilities	2,244,371	1,575	0.28%	1,076,878	872	0.33%
Demand and other noninterest bearing deposits	696,299			343,826
Other noninterest bearing liabilities	38,486			14,469
Stockholders’ equity	460,812			217,721
Total liabilities and stockholders’ equity	$3,439,968			$1,652,894
Net interest income		$32,674			$16,741
Net interest spread			4.24%			4.38%
Net interest margin			4.31%			4.48%

HERITAGE FINANCIAL CORPORATION
QUARTERLY FINANCIAL STATISTICS
(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Earnings:
Net interest income	$32,674	$36,780	$33,307	$28,596	$16,741
Provision for loan losses on noncovered loans	1,285	1,316	567	370	(21)
Provision for loan losses on covered loans	(77)	1,535	27	321	479
Noninterest income	8,345	3,897	5,483	4,780	2,307
Noninterest expense	26,038	29,243	28,363	26,993	14,779
Net income	9,779	7,255	7,068	4,148	2,543
Basic earnings per common share	$0.32	$0.24	$0.23	$0.16	$0.16
Diluted earnings per common share	$0.32	$0.24	$0.23	$0.16	$0.16
Average Balances:
Total loans receivable	$2,239,662	$2,194,003	$2,194,460	$1,878,496	$1,205,416
Investment securities	770,086	736,853	694,629	474,801	200,959
Total interest earning assets	3,075,848	3,080,330	3,059,796	2,523,384	1,516,201
Total assets	3,439,968	3,455,735	3,436,797	2,813,432	1,652,894
Interest bearing deposits	2,196,731	2,202,752	2,214,097	1,821,683	1,049,228
Noninterest bearing demand deposits	696,299	708,268	688,140	553,284	343,826
Total equity	460,812	455,342	452,439	370,664	217,721
Financial Ratios:
Return on average assets, annualized	1.15%	0.83%	0.82%	0.59%	0.62%
Return on average equity, annualized	8.61%	6.32%	6.20%	4.49%	4.74%
Return on average tangible common equity, annualized	11.98%	8.85%	8.71%	6.10%	5.52%
Efficiency ratio	63.48%	71.89%	73.12%	80.88%	77.59%
Noninterest expense to average total assets, annualized	3.07%	3.36%	3.27%	3.85%	3.63%
Net interest margin	4.31%	4.74%	4.32%	4.55%	4.48%

	As of Period End
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Balance Sheet:
Total assets	$3,459,349	$3,457,750	$3,451,320	$3,391,579	$1,662,473
Total loans receivable, net	2,260,498	2,223,348	2,174,541	2,200,711	1,207,650
Investment securities	782,724	778,660	720,864	691,245	178,002
Deposits	2,912,458	2,906,331	2,903,069	2,866,542	1,404,214
Noninterest bearing demand deposits	698,231	709,673	694,370	669,017	353,043
Total equity	462,526	454,506	451,651	449,829	216,417
Financial Measures:
Book value per common share	$15.30	$15.02	$14.93	$14.89	$13.35
Tangible book value per common share	$11.02	$10.73	$10.62	$10.57	$11.45
Tangible common equity to tangible assets	10.0%	9.8%	9.7%	9.8%	11.4%
Net loans to deposits	77.9%	76.7%	75.1%	77.0%	86.0%
Deposits per branch	$44,128	$44,035	$43,329	$42,784	$39,006
Assets per full-time equivalent employees	$4,739	$4,623	$4,352	$4,192	$4,644
Credit Quality Metrics:
Allowance for loan losses on noncovered loans to:
Total noncovered loans, net	1.03%	1.04%	1.08%	1.08%	1.94%
Nonperforming noncovered loans	299.48%	294.98%	190.35%	164.62%	197.75%
Nonperforming noncovered loans to total noncovered loans	0.34%	0.35%	0.57%	0.66%	0.98%
Nonperforming noncovered assets to total noncovered assets	0.26%	0.29%	0.48%	0.58%	0.97%
Other Metrics:
Branches	66	66	67	67	36
Full-time equivalent employees	730	748	793	809	358